Exhibit 99.1

Range Announces CEO Retirement and Succession Plan

FORT WORTH, TEXAS, March 16, 2023-- RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that, after almost 20 years of service which included the discovery and development of the Marcellus Shale field, Jeff Ventura plans to retire from the Company effective June 2, 2023 and will not seek reelection to the Board. Range’s Board of Directors has selected Dennis Degner, the Company’s Executive Vice President and Chief Operating Officer to assume the role of President and Chief Executive Officer effective at the Company’s annual shareholder meeting May 10, 2023. In addition, Mr. Degner will be nominated for election to the Company’s Board of Directors.

Mr. Degner has more than 25 years of modern shale gas development experience, including having served as Division Vice President of Range’s Appalachia Division with responsibility for what is currently the Company’s sole operational area.

“Dennis’ leadership and technical skills have enhanced Range’s operational strategy, performance, and company culture. He has played a key role in Range’s growth and success over the past decade and is the right leader at the right time for Range.” said Ventura. “I am very proud of what we have accomplished together, specifically in Pennsylvania, where we pioneered the Marcellus shale and matured Range into a top-ten producer of natural gas and natural gas liquids in the country.”

Ventura has served as the company’s CEO since 2012 having joined the Company as Chief Operating Officer in 2003. He was instrumental in the discovery of and the development of the Marcellus Shale in Appalachia, which is now one of the largest natural gas discoveries in the world.

“I have had the pleasure of working with and serving alongside Jeff for the last seven years. Jeff provided steady leadership and a consistent vision during an extremely challenging chapter for our whole industry,” said Chairman Greg Maxwell. “Jeff will leave Range with the strongest balance sheet in company history, record free cash flow, and a business that is well-positioned to generate shareholder returns. This succession plan is a testament to the strong culture at Range, and we are excited to promote our next CEO from within the Company’s existing leadership team. The Board is confident Dennis will continue to elevate the Company’s performance and drive shareholder value.”

In addition, in recognition of the outstanding work by Mark S. Scucchi as Chief Financial Officer, the Board has elected Mr. Scucchi to the position of Executive Vice President and Chief Financial Officer.

Mr. Maxwell commented “Mark has done an excellent job managing the Company’s balance sheet and financial resources to support the Company’s operational success. As a key member of the management team, the Board not only recognizes his contributions but the importance of his leadership in the future and we congratulate him on being promoted to the position of Executive Vice President.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused on stacked-pay projects in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

SOURCE: Range Resources Corporation

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contact:

Mark Windle, Director of Corporate Communications
724-873-3223
mwindle@rangeresources.com